UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-112254

Post-Effective Amendment No. 2 to Form S–3 Registration Statement No. 33-56921

UNDER
THE SECURITIES ACT OF 1933

THE TIMBERLAND COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	02-0312554
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

200 DOMAIN DRIVE

STRATHAM, NH 03885

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Danette Wineberg, Esq.

Vice President, General Counsel and Secretary

The Timberland Company

200 Domain Drive

Stratham, New Hampshire 03885

(603) 772-9500

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:
William J. Chudd, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450 - 4000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by The Timberland Company, a Delaware corporation (the “Company”), remove from registration all securities registered under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3 (No. 333-112254), pertaining to the registration of 6,522,441 shares of Class A common stock, par value $.01 per share, of the Company, which was filed with the Commission on January 27, 2004.

•                  Registration Statement on Form S-3 (No. 33-56921), pertaining to the registration of 37,500 shares of Class A common stock, par value $.01 per share, of the Company, which was filed with the Commission on December 16, 1994, as amended by Amendment No. 1 to Form S-3, which was filed with the Commission on December 27, 1994.

On June 12, 2011, the Company entered into an Agreement and Plan of Merger with V.F. Corporation, a Pennsylvania corporation (“VF”), and VF Enterprises, Inc., a Delaware corporation and a direct wholly-owned subsidiary of VF (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a direct wholly-owned subsidiary of VF. The Merger became effective on September 13, 2011 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stratham, the State of New Hampshire, on this 14th day of September, 2011.

THE TIMBERLAND COMPANY

Date: September 14, 2011	By:	/s/ Carrie W. Teffner
Name: Carrie W. Teffner
Title: Chief Financial Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed by the following persons on this 14th day of September, 2011 in the capacities indicated.

/S/ STEVEN E. RENDLE	President and Chief Executive Officer
STEVEN E. RENDLE	(Principal Executive Officer)

/S/ CARRIE W. TEFFNER	Chief Financial Officer
CARRIE W. TEFFNER	(Principal Financial Officer)

/S/ LAURA C. MEAGHER
LAURA C. MEAGHER	Director